EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made as of the 7th day of February, 1998, by and between CHRISTOPHER PARKER, an individual ("Parker") and SAZTEC INTERNATIONAL, INC., a California corporation (the "Company").

     1. Employment. The Company agrees to employ Parker and Parker agrees to serve the Company as Chief Executive Officer for a term of forty-one (41) months, commencing on February 9, 1998 and continuing thereafter until June 30, 2001, unless earlier terminated in accordance with the terms hereof. This Employment Agreement may be extended or renewed by mutual written agreement of the parties hereto.

     2. Duties. Parker shall perform and be responsible for all of the usual and customary duties of a Chief Executive Officer of the Company, and such other duties as may be reasonably assigned to him from time to time by the Board of Directors of the Company. Parker shall report to, and be responsible to, the Board of Directors of the Company. Parker shall perform all of his work to his highest standards of skill, competence, and efficiency; and Parker shall give his best efforts and skill to further the best interests of the Company.

     3. Board of Directors. For so long as Parker is employed under this Employment Agreement, Parker shall have the right to be designated as a candidate at each election of the Board of Directors of the Company, or its successors, and the Company and its successors shall use its best efforts to cause Parker to be elected to its Board of Directors, including, without limitation, placing Parker's name in nomination, recommending him to its shareholders, and including him on proxy solicitations for the election of directors sent to its shareholders.

     4. Business Plans. Parker shall prepare or cause to be prepared, for the Fiscal Years beginning July 1, 1998, July 1, 1999 and July 1, 2000, Business Plans for the Company and its subsidiaries, containing such information and projections as are required by the Board of Directors of the Company. The Business Plans shall be submitted to the Board of Directors for their review and approval, in the sole discretion of the Board of Directors, prior to the commencement of each of the foregoing Fiscal Years.

     5. Full Time and Attention. Parker shall devote his full business time, attention and energy to the performance of his duties on behalf of the Company exclusively, other than certain charitable work, or as specifically allowed in writing by the Company; provided that Parker may serve as a member of the Boards of Directors of entities other than the Company, if such other entities are not engaged in activities that are competitive with the activities of the Company, and such service does not adversely impact upon the ability of Parker to perform his duties on behalf of the Company, as set forth herein.

     6. Relocation. Parker shall perform his duties hereunder at the Company's headquarters in Billerica, Massachusetts; provided that Parker may maintain his residence at his present home until no later than September 1, 1998, at which date he shall have relocated his residence to the headquarters area. Failure of Parker to relocate his residence as set forth herein shall constitute grounds for termination of this Employment Agreement by the Company, for cause. The Company shall reimburse Parker for the ordinary and reasonable costs of his relocation including closing costs pertaining to the sale of his current residence and the purchase of a new residence in the vicinity of the Company's headquarters in Massachusetts, and of his travel and living expenses occasioned by his maintaining his residence outside of the headquarters area until no later than September 1, 1998. Reimbursement for Parker's cost of moving his personal property to the headquarters area shall not exceed Nine Thousand Dollars ($9,000), and shall be determined by his obtaining bids from no less than three
(3) reputable moving companies, one of which shall be acceptable to him and the Company.

     7. Compensation.

        (a) Base Salary. Parker's Base Salary will be One Hundred Forty
     Thousand

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     Dollars ($140,000) per annum for the term of this Agreement, which Base
     Salary shall be payable every two (2) weeks in arrears. Parker's Base Salary shall be subject to review by the Board of Directors of the Company on an annual basis, and may be increased, but not decreased, by the Board of Directors, at its sole discretion. The Company will take into consideration any significant difference in the cost of living between Parker's current residence area and the area of his new residence.

         (b) Incentive Compensation. Parker shall receive Incentive Compensation as follows:

              (i) If and in the event that the Company shall attain the goals and objectives set forth in the Business Plans approved by the Board of Directors, including attaining not less than seventy-five percent (75%) of the Pre-Tax Net Income projected by the Business Plan for the Fiscal Year in question, the company shall pay Parker Incentive Compensation, with respect to such Fiscal Year, in the following amount: For each one percentage point (1%) by which the Pre-Tax Net Profit of the Company exceeds seventy-five percent (75%) of the amount in the Business Plan, Parker will receive bonus compensation equal to two percentage points (2%) of his Base Salary; provided that such amount shall not exceed fifty percent (50%) of the amount of Parker's Base Salary for such Fiscal Year. The amount as determined above shall be paid to Parker within ninety (90) days of the end of the fiscal year. In the event the audited results are not known within ninety (90) days, Parker shall be paid fifty percent (50%) of the anticipated amount of the Incentive Compensation on the ninetieth (90') day, and the balance when known.

              (ii) If and in the event that the Company shall attain the goals and objectives set forth in the Business Plans approved by the Board of Directors, including attaining more than one hundred percent (100%) of the Pre-Tax Net Income projected by the Business Plan for the Fiscal Year in question, then Parker shall receive additional Incentive Compensation equal to five percent (5%) of the amount by which the Pre-Tax Net Income exceeds the Pre-Tax Net Income in the Business Plan for the Fiscal Year in question.

              (iii) For the purposes hereof, the Pre-Tax Net Income of the Company shall be as determined by the audit of the books and records of the Company by its independent Certified Public Accountants, after allowance for all bonuses and incentive compensation payable, including the Incentive Compensation payable to Parker hereunder.

              (iv) The Board of Directors of the Company, in its sole discretion, may grant to Parker, Incentive Compensation in addition to that set forth herein, regardless of the financial or operating performance of the Company. Said additional Incentive Compensation may be in the form of cash, stock options, deferred compensation or other form.

         (c) Automobile Expense. Employee will use an automobile in the discharge of his duties under this Agreement and shall be entitled to a Five Hundred Dollar ($500) per month car allowance to be paid to Employee in addition to the Base Salary.

         (d) Stock Options. The Company shall, as of February 9, 1998, grant to Parker, options to purchase One Hundred Forty Thousand (140,000) shares of common stock of the Company pursuant to and in accordance with the terms of, the Company's 1995 Stock Option Plan adopted by the Company's Board of Directors by resolution dated December 9, 1994, including with respect to the Option Price. The Stock Options granted hereunder shall vest as follows:

                      35,000 Shares              February 1, 1999
                      45,000 Shares              February 1, 2000

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                      60,000 Shares              February 1, 2001

         (e) Expenses. The duties of employment may require that Parker incur expenses for meals, lodging, travel and entertainment in the interest of the business. Accordingly, the Company will reimburse Parker for all reasonable expenses incurred by him in connection with the performance of his duties under this Employment Agreement.

     8. Termination of Employment by the Company. The Company may terminate this Employment Agreement immediately only for good cause in which case all of Parker's compensation rights as set forth herein which have not vested, shall be terminated, and shall be null and void, and of no further force or effect. Termination of this Employment Agreement by the Company for any reason other than good cause shall be a breach hereof by the Company and Parker shall be entitled to all applicable rights and remedies in connection therewith. For the purposes of this Employment Agreement, good cause shall be deemed to include, but shall not in any manner be limited to, the following acts of Parker:

         (a) recurring absence from company business without cause acceptable to the Board of Directors of the Company;
         (b) material breach of any provision of this Agreement;
         (c) repeated, material and willful failure to communicate with the Board of Directors of the Company regarding the business of the Company;
         (d) material, willful failure to properly respond to and implement appropriate, express directives of the Board of Directors of the Company;
         (e) any material act of deceit, misrepresentation or dishonesty in the discharge of Parker's duties;
         (f) material, improper use or diversion of Company fiunds to personal use;
         (g) conviction of a felony; provided that good cause shall also include the Company's reasonable determination, following an appropriate investigation, that the Company would suffer material, adverse consequences arising from Parker's indictment for a felony or involvement in any other act of moral turpitude; and;
         (h) abusive use of drugs and/or alcohol.
         (i) Prior to any termination hereunder, Parker shall have reasonable written notice and at least thirty (30) days in which to cure the breach, except for instances involving moral turpitude.

     9. Termination of Employment by Parker.

         (a) "Parker may terminate this Employment Agreement in the event the Company should materially breach any provision hereunder including, but not limited to the failure to timely pay any compensation owned to Parker. In such event, Parker shall give the Company reasonable written notice of the claimed breach and at least thirty (30) days in which to cure the same.

         (b) Parker may also terminate this Employment Agreement if control of the Company should be sold or transferred to another party and Parker shall not be retained or is retained with material or diminished changes in his responsibilities. In such case, the restrictive covenants in Paragraphs 13, 14 and 15 shall be null and void. In the event of sale or transfer of control and Parker is not retained, fifty (50%) of any shares not previously vested under Paragraph 7(d) shall be considered fully vested and earned.

     10. Fringe Benefit and Health Care Plans. Parker shall be entitled to participate in the various incentive or "fringe benefit" plans offered by the Company to its executive employees pursuant to the normal policies of the Company, including vacation benefits, disability, life and other insurance benefits and such participation shall not be deemed to reduce or affect the compensation payable to Parker under this Employment Agreement. Specifically, but not in limitation of the foregoing, the Company shall pay the full premium on Parker's behalf for family coverage for Parker and Parker's family under the Company's Health Care Plan.

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     11. Death or Incapacity. Parker's death, illness or incapacity such that he shall be unable to perform his duties hereunder for a period of six (6) consecutive months or more, shall result in automatic termination of his employment hereunder. In the event of termination of Parker's employment hereunder due to death, illness or incapacity, any stock options or grants earned pursuant this Employment Agreement, as of such date, shall be considered to have fully vested as of the date of such death, illness or incapacity.

     12. Business Conduct. During Parker's employment by the Company, Parker will not:
         (a) willfully act contrary to the best interests of the Company, its parent, subsidiary, or affiliated companies, or its employees, in a manner that has a direct, material, adverse impact upon the Company;
         (b) (other than as specifically allowed in writing by the Company) engage in, or have any financial or other interest in, or render any service in any capacity to any competitor, customer, or supplier of the Company;
         (c) solicit or encourage a customer of the Company to take its business. elsewhere; or
         (d)(other than as specifically allowed in writing by the Company) solicit or encourage a Company employee to work elsewhere.

     13. Covenant Not to Compete with Company. Parker agrees that:

         (a) if the Company terminates Parker for good cause at any time during the term of this Employment Agreement; or
         (b) if Parker terminates his employment with the Company for any reason during the term of this Employment Agreement, then for a period of one (1) year immediately following the termination of Parker's active employment with the Company, Parker will not engage or participate, directly or indirectly, in (i) data conversion and imaging involving the conversion of information from traditional media including paper, microfilm, microfiche and aperture cards to computer usable formats and media; or (ii) any other business activity in which the Company is actively engaged during the course of Parker's employment with the Company, in competition with the business conducted by the Company within the United States of America or the United Kingdom. Said restriction shall not prohibit Parker from owning up to two percent (2%) of the stock of any public company.

     14. Agreement of Non-Solicitation. Parker further agrees that for a period of one (1) year immediately following the termination described in Paragraph 8, Parker will not, directly or indirectly, or in concert with any other person or persons, firm, corporation or other entity or in any other manner, solicit, divert or handle or attempt to solicit, divert or handle any active customers of the Company, or entities that were active customers of the Company within one
(1) year prior to the date of Termination of Parker's employment with the Company, regardless of where such customers might be located , with respect to any business that consists of or relates or pertains in any way to the business described in paragraph 13(i) and (ii), above.

     15. Agreement of Non-Disclosure. Parker agrees that he will not at any time impart to any competitor of the Company or otherwise use for the purpose of competing with the Company any customer lists or other customer information or any confidential information which he may have acquired as an officer, director or shareholder of the Company unless the same shall have otherwise become known to competitors of the Company.

     16. Severance. If, and in the event that, Parker's employment hereunder shall be terminated for any reason other than good cause, as defined above, including termination without good cause, or expiration of the term hereof or of any extended term, Parker shall be entitled to severance payments equal to six
(6) months of his base salary payable in lump sum within thirty (30) days following the termination of his employment hereunder. Such severance shall be in full satisfaction of Parker's rights hereunder, including those set forth in Paragraph 8 hereof. The Company will provide outsourcing placement services to Parker for a reasonable period of time after termination, to be determined by Company in its sole discretion.

     17. Indemnification. The Company agrees to defend any cause of action against

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Parker as an Officer or Director of the Company and to indemnify and hold him harmless from any loss resulting from such action which is related to the conducting of this responsibilities under the Employment Agreement, to the full extent permitted under the Bylaws of the Company and the Laws of the State of California. The Company shall attempt to obtain Directors and Officers liability insurance at such time as it is judged to be financially reasonable by the Board of Directors of the Company.

     18. Equitable Remedies. It is recognized by the parties hereto that irreparable damage will result to Company from any violation of Paragraphs 12, 13, 14 or 15 hereof by Parker. Therefore, Parker agrees that, in addition to any and all other remedies available to the Company, it shall have the remedy of restraining order, injunction, and other equitable relief as may be declared or issued by a court to enforce the provisions of said Paragraphs, and Parker, in any such equitable proceeding agrees not to claim that a remedy at law is available to the Company.

     19. Construction. It is agreed that the terms and provisions hereof are severable, and that should any clause or provisions hereof be unenforceable or be declared invalid for any reason whatsoever, this Employment Agreement shall be construed and read as if such invalid or unenforceable clause or provisions were omitted.

     20. Savings Clause. Notwithstanding anything to the contrary herein contained and if, and only if, provisions of the type contained in this Paragraph 20 are enforceable in the jurisdiction in question, if any one or more of the provisions contained in Paragraphs, 12, 13, 14 or 15 of this Employment Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provisions shall be construed by limiting and reducing them so as to be enforceable to the extent compatible with the applicable law as it should then be determined.

     21. Company Policies. Parker will be subject to and will adhere to all of the Company's policies applicable to the Company's employees generally, including, but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with the Company's rules and obligations. Parker represents that he has no agreements with or obligations to others that in any way conflict with any of his obligations contained in this Employment Agreement.

     22. Recovery of Expenses. In the event a dispute arises with respect to this Employment Agreement, the party prevailing in such dispute shall be entitled to recover all expenses including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce, or in enforcing such party's rights under this Employment Agreement, whether or not it was necessary for such party to institute suit.

     23. Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts. Any claim arising hereunder shall be heard in a court of competent jurisdiction in the State of Massachusetts.

     24. Entire Agreement: Amendments. This Employment Agreement is intended to be a complete and exclusive statement of the terms of the agreements between the parties, superseding all prior agreements, and may not be changed or terminated orally. Subject to applicable law, this Employment Agreement may be amended only by a writing executed by all parties hereto. Waiver of any part of this Employment Agreement shall not constitute a waiver of any other part of this Employment Agreement and shall not operate as any future waiver of the same part.

     25. Counterparts. This Employment Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the day and year first set forth above.

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                        COMPANY:
                        SAZTEC INTERNATIONAL, INC.,
                        a California Corporation

                        By-  /s/ Robert P. Dunne
                             -----------------------
                           Robert P. Dunne, Chairman

                        PARKER:

                             /s/ Christopher Parker
                             -----------------------
                        Christopher Parker

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